EXHIBIT D-1


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                              )
WISCONSIN POWER & LIGHT       )         DOCKET NO. EC00-
    COMPANY                   )                         ----------------
                              )


                                 APPLICATION OF
                         WISCONSIN POWER & LIGHT COMPANY
                          FOR AUTHORIZATION TO TRANSFER
                    TRANSMISSION ASSETS TO WISCONSIN TRANSCO

     Wisconsin Power & Light Company ("WPL") requests authorization under
Section 203 of the Federal Power Act, 16 U.S.C. ss. 824b, and Part 33 of the regulations of the Federal Energy Regulatory Commission, 18 C.F.R. Part 33, to transfer ownership and operational control of its jurisdictional transmission facilities to the Wisconsin transmission company ("Wisconsin Transco"), a transmission company created by operation of Wisconsin law to own and operate the high-voltage transmission system in Wisconsin.

     The Wisconsin statute that created the Wisconsin Transco was enacted on October 27, 1999, and the Wisconsin Transco is not yet in operation. Wisconsin law requires the Wisconsin Transco to take steps necessary to commence operations no later than November 1, 2000. WPL intends to transfer its transmission facilities to the Wisconsin Transco effective when the Wisconsin Transco commences operations. WPL submits this application well in advance of the Wisconsin Transco's anticipated commencement of operations because it wishes to secure the regulatory approvals required to complete the divestiture of its transmission facilities to the Wisconsin Transco, and also because WPL is


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required to file at this time in order to satisfy other requirements of
Wisconsin law.

     On December 6, 1999, Alliant Energy filed an application with the Commission under Section 203 of the Federal Power Act to transfer to the Midwest System Operator, Inc. (the "Midwest ISO") 1/ operational control over substantial portions of the jurisdictional transmission facilities of the Alliant Energy Operating Companies. WPL requests authorization in this application to transfer ownership and control over the WPL Transmission System to the Wisconsin Transco, which is legally obligated to transfer control over its facilities to the Midwest ISO when the Midwest ISO commences operations.

     These two filings recognize that the Midwest ISO and the Wisconsin Transco will have different responsibilities and will commence operations at different times. The Midwest ISO will assume control over the transmission facilities of its members' systems rated 100 kV and higher, but it will not own transmission facilities. Assuming receipt of required regulatory approvals, upon commencement of its operations, the Midwest ISO will assume control over the transmission facilities of the Alliant Energy Operating Companies rated 100 kV and higher, including those transferred to the Wisconsin Transco pursuant to this application. The Midwest ISO likely will not commence operations until some time in 2001. Wisconsin Transco, on the other hand, will assume both ownership and control over the transmission facilities contributed by Wisconsin utilities and will exercise control until control is assumed by the Midwest ISO. Wisconsin Transco is expected to commence operations by November 2000.


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1/The Midwest ISO is an independent system operator that was established pursuant to Commission orders in Docket Nos. ER98-1438-000 and EC98-24-000. Midwest Independent Transmission System Operator, Inc., 84 FERC P. 61,231, order
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on reconsideration, 85 FERC P. 61,250, order on reh'g, 85 FERC P. 61,372 (1998).
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     In the event the Commission requires additional information about Wisconsin
Transco, WPL will provide such information as a supplement to this application.


I.   DESCRIPTION OF THE PARTIES AND THE PROPOSED TRANSACTION

     A.   WISCONSIN POWER AND LIGHT COMPANY

     WPL is a Wisconsin corporation and a wholly-owned subsidiary of Alliant Energy Corporation ("Alliant Energy"). WPL and Alliant Energy are headquartered in Madison, Wisconsin. WPL provides retail electric service to more than 401,000 customers in a 16,000 square-mile area stretching from southwest to northeast central Wisconsin and wholesale electric capacity, energy, and transmission services to 24 municipal electric systems in Wisconsin, one privately-owned utility, and to 3 rural electric cooperatives ("RECs").

     Alliant Energy was formed on April 21, 1998, as a result of the merger among WPL Holdings, Inc., IES Industries Inc., and Interstate Power Company ("IPC"). Alliant Energy is a registered public utility holding company and is regulated by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935. In addition to WPL, Alliant Energy has two other direct public utility subsidiaries, IPC and IES Utilities Inc. ("IES"). WPL also has a wholly-owned utility subsidiary, South Beloit Water, Gas & Electric Company ("SBWGE"). 2/ Each of Alliant Energy Operating Companies is engaged in the production, transmission, and distribution of electricity for


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2/For purposes of this Application, WPL, IES, IPC, and SBWGE are collectively referred to as the "Alliant Energy operating Companies."


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domestic, commercial, and industrial use in the states of Iowa, Wisconsin,
Illinois, and Minnesota.

     Alliant Energy has on file with FERC in Docket No. ER96-2560-000 a system coordination and operating agreement to, among other things, govern on a single-system basis the coordinated operations and joint planning of the Alliant Energy Operating Companies' electric transmission facilities (the "Coordination Agreement"). In order to implement the Coordination Agreement, Alliant Energy formed a subsidiary service company, Alliant Energy Corporate Services, Inc. ("Alliant Energy Corporate Services"), to act as an agent for the Alliant Energy operating companies and to, among other things, operate their transmission facilities as a single integrated system pursuant to Alliant Energy's open access transmission tariff ("OATT") on file with FERC.

     WPL owns and operates a transmission system in the area of the Alliant Energy system know as the "Alliant Energy - East" area comprising 100 miles of 345 kV transmission facilities, 700 miles of 138 kV transmission facilities, and 1,767 miles of 69 kV transmission facilities (the "WPL Transmission System").

     B.   THE WISCONSIN TRANSCO

     The State of Wisconsin recently enacted legislation that formed the Wisconsin Transco as a single-purpose transmission company. 3/ The Wisconsin statute encourages certain public utility affiliates of holding company systems in Wisconsin, including WPL, to transfer ownership of their transmission assets to Wisconsin Transco. 4/ Other Wisconsin electric utilities, including retail


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3/1999 Wisconsin Act 9, Sections 2335tr to 2335uh (Assembly Amendment to
Assembly Subcommittee Amendment 1 to 1999 Assembly Bill 133).

4/Section 196.485(5) of the Wisconsin Statutes.


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and wholesale cooperatives, also may contribute their transmission assets to
Wisconsin Transco. 5/ In exchange for contributing its transmission assets, WPL will receive capital stock in Wisconsin Transco. 6/


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5/Id. at Section 196.485(6).
  --

6/Id. at Section 196.485(5).
  --


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     The Wisconsin statute that created Wisconsin Transco obligates Wisconsin
Transco to plan, construct, operate, maintain, and expand its transmission facilities to provide adequate, reliable transmission services charging a single fee for use of its system under an open access transmission tariff to be filed with FERC (the "Wisconsin Transco OATT"). 7/ Wisconsin Transco's statutory mission directs it to support robust competition in energy markets, with no favoritism towards any participant, while meeting the needs of users who are dependent upon it. Under the provisions of the Wisconsin Transco law, Wisconsin Transco will be required to transfer operational control of its facilities to the Midwest ISO. 8/

     Under the Wisconsin Transco law, Wisconsin Transco will be a corporation or limited liability company, subject to the Commission's jurisdiction for rates and access. 9/ Wisconsin Transco will have a Board of Directors of 5 to 14 members (or managers if an LLC). At least 4 directors/managers will be elected by majority vote of the shareholders and may not be persons employed by or engaging in natural gas or electric businesses; the remaining directors will be appointed based on minimum ownership criteria. Each contributor of at least 10%


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7/Id. at Section 196.485(3m).
  --

8/Id.
  --

9/Id.
  --


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to of Wisconsin Transco's assets (including smaller parties that aggregate their shares to reach 10%) will appoint one Board member. 10/


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10/Id.
   --


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     Wisconsin Transco will have the exclusive duty to provide transmission service in geographic areas formerly served by the utilities that have contributed their transmission facilities to Wisconsin Transco. 11/ In areas where control of transmission facilities are transferred directly to the Midwest ISO, Wisconsin Transco will not have a duty to provide service. 12/ Wisconsin law prohibits Wisconsin Transco from directly serving retail customers and further prohibits Wisconsin Transco from bypassing distribution systems. 13/

     For purposes of defining the transmission facilities to be transferred to Wisconsin Transco, a transmission facility is defined by the Wisconsin statute to mean a facility that is not a radial facility and is designed to operate above 130 kv. 14/ A facility from 50 kv through 130 kv which is not a radial facility also is presumed to be a transmission facility unless it is demonstrated to the Public Service Commission of Wisconsin ("PSCW") that the


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11/Id. at Section 196.485(1m).
   --

12/Id.
   --

13/Id. at Section 196.485(3m).
   --

14/Id. at Section 196.485(5).
   --


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facility is not a transmission facility (based on FERC's standard Seven Factor
Test). 15/ Radial facilities or those facilities designed to operate at 50 kv or less are presumed not to be transmission facilities, unless the contrary is demonstrated to the PSCW.


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15/In Order No. 888 the Commission established a "functional-technical" test that evaluates facilities on the basis of seven indicators of local distribution. These factors are: "(1) Local distribution facilities are normally in close proximity to retail customers. (2) Local distribution facilities are primarily radial in character. (3) Power flows into local distribution systems; it rarely, if ever, flows out. (4) When power enters a local distribution system, it is not reconsigned or transported on to some other market. (5) Power entering a local distribution system is consumed in a comparatively restricted geographic area. (6) Meters are based at the transmission/local distribution interface to measure flows into the local distribution system. (7) Local distribution systems will be of reduced voltage." Order No. 888 at 31,771.


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     Wisconsin Transco will be obligated to honor existing collective bargaining agreements contributing utilities have with those non-supervisory employees who are subject to transfer to Wisconsin Transco. Initially, Wisconsin Transco is authorized to contract with the transferring transmission utilities for operational and maintenance services. 16/ Wisconsin law mandates that the Wisconsin Transco is to "begin operations no later than November 1, 2000." 17/

     Wisconsin Transco does not currently own or operate any facilities subject to the Commission's jurisdiction. However, upon the grant of Commission authorization of the transfer proposed here, Wisconsin Transco will own and operate all transmission facilities of WPL subject to the jurisdiction of the Commission. Wisconsin Transco also will own and operate the transmission facilities of the other public utilities that transfer transmission facilities to Wisconsin Transco.

     C.   THE PROPOSED TRANSACTION

     WPL proposes to transfer its ownership and control of the WPL Transmission System to the Wisconsin Transco. Upon receipt of Commission authorization to transfer the facilities and completion of the transaction, Wisconsin Transco will own and operate the WPL Transmission System.

     The transmission facilities of the WPL Transmission System to be transferred to Wisconsin Transco are described in detail in Schedule A. In sum, Wisconsin Transco will acquire from WPL transmission facilities that operate at voltages of generally 345 kV and 138 kV (the "WPL Bulk Transmission System") and


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16/Section 196.485(3m) of the Wisconsin Statutes.

17/Id.


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69 kV facilities (the "WPL Area Transmission System"). The WPL transmission facilities proposed to be transferred include:

     o Transmission lines (including towers, poles, and conductors) and transmission substations;

     o Transformers providing transformation within the bulk transmission system and between the bulk and area transmission systems;

     o Lines providing connections to generation sources and step-up (plant) substations;

     o Radial taps from the transmission system up to, but not including, the facilities that establish the final connection to distribution facilities or retail customers;

     o    Substations that provide primarily a transmission function;

     o Voltage control devices and power flow control devices directly connected to the transmission system; and

     o    The Stoughton Systems Operation Center.

     The original cost of the facilities of the WPL Transmission System is approximately $256,674,000. 18/

     The facilities WPL will transfer to Wisconsin Transco do not include distribution facilities used to provide retail service. Distribution facilities include all facilities with voltages below 50 kV, including the final circuit connection to substations providing transformation or connection to any retail customer regardless of voltage level.


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18/The breakdown of the total original cost of the WPL Transmission System is
$235,588,000 for lines and substations and $21,086,000 for the systems operation center located in Stoughton, Wisconsin (the "Stoughton System Operations Center").


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     WPL currently provides transmission service to certain wholesale customers at delivery points of less than 50 kV. In order to ensure the continuity of service to such wholesale customers who elect to take service under the Wisconsin Transco OATT, WPL and Wisconsin Transco may need to enter into an agency agreement. Such an agreement likely would provide Wisconsin Transco the use of certain WPL distribution facilities necessary to continue transmission service to WPL wholesale customers served at delivery points whose voltages are less than 50 kV. Transmission service to wholesale customers over these distribution facilities would be made available under the Wisconsin Transco OATT, and associated distribution costs are expected to be recovered in rates on a direct assignment basis as a distribution adder. This procedure may be necessary to ensure that existing wholesale customers served under grandfathered transmission arrangements at voltages below 50 kV will have access to comparable transmission service.

     D.   WISCONSIN TRANSCO'S OPERATION OF THE TRANSMISSION SYSTEM

     Wisconsin Transco is under a statutory mandate to transfer control of its jurisdictional facilities to the Midwest ISO. Wisconsin Transco will own and have operational control of the transmission system contributed by Wisconsin utilities; provide ancillary services; operate an Open Access Same-Time Information System ("OASIS") in conformance with Order No. 889; 19/ and administer the Wisconsin Transco OATT. Wisconsin Transco also will be


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19/Order No. 889, Open Access Same-Time Information System (Formerly Real-Time
                   -----------------------------------------------------------
Information Network) and Standards of Conduct, FERC Stats. & Regs. P. 31, 035
---------------------------------------------
(1996).


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responsible for the maintenance of the transmission facilities under its ownership and control. 20/ Wisconsin Transco also will assume responsibility for transmission system planning. 21/

     Wisconsin Transco will offer ancillary services under the Wisconsin Transco OATT. Since Wisconsin Transco will own no generating facilities, it will purchase ancillary services from third parties and resell them under its OATT. Wisconsin Transco expects to enter into agreements to purchase ancillary services from generators in its control area. Wisconsin Transco will contract for must-run operations and ancillary services from the generators located in its control area and connected to its transmission system. Wisconsin Transco will not, however, engage in the purchase and sale of energy other than to obtain necessary ancillary services required by its customers. 22/

     Upon receipt of necessary regulatory approvals, Wisconsin Transco will commence providing open access transmission service under its OATT to those existing open access customers served by WPL under the existing Alliant Energy OATT and to any other eligible customer requesting transmission service from Wisconsin Transco. WPL will become a transmission customer of Wisconsin Transco under Wisconsin Transco's transmission tariff. Where WPL is responsible for providing transmission service agreements or tariffs predating Order No. 888


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20/WPL anticipates that Wisconsin Transco initially will contract with WPL to perform maintenance on the WPL Transmission System facilities transferred to Wisconsin Transco.

21/Section 196.485(1)(ge) and 196.485(1m)(3m) of the Wisconsin Statutes.

22/Id.
   --


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("grandfathered transmission agreements"), Wisconsin Transco will make the
Wisconsin Transco transmission system available to WPL pursuant to Network Integration Service and Operating Agreements under the Wisconsin Transco transmission tariff in order to provide transmission service to grandfathered customers under the grandfathered transmission agreements.

     E.   FINANCIAL ASPECTS OF THE TRANSACTION

     WPL and Wisconsin Transco will enter into a bill of sale governing the conveyance of the WPL Transmission System. The transmission assets transferred to Wisconsin Transco under the bill of sale will include WPL's rights and interests in any contracts under the Alliant Energy OATT. The WPL Transmission System will be conveyed by WPL to Wisconsin Transco at a net book value (original cost less accumulated book depreciation) of approximately $152.1 million as of December 31, 1998. 23/

     WPL will provide final accounting entries at a later time. At the present time, WPL contemplates the following entries:

               Dr. a/c 108 Accum Prov for Depreciation
               Dr. a/c 111 Accum Prov for Amortization
               Dr. a/c 123 Investment in Associated Cos.
               Dr. a/c 102 Electric Plant Purchased or Sold


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23/Section 196.485(5) of the Wisconsin Statutes.


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               Cr. a/c 102 Electric Plant Purchased or Sold
               Cr. a/c 101 Electric Plant in Service
               Cr. a/c 107 Construction Work in Progress
               Cr. a/c 182 Regulatory Assets

     The legal structure of Wisconsin Transco has not yet been finalized. Accordingly, WPL does not yet know the extent to which tax-related accounts will be passed through to Wisconsin Transco. Specific accounts for which the treatment has not yet been determined are as follows:

               a/c 190 Prepaid Income Taxes
               a/c 255 Accumulated Deferred Income Taxes a/c 282 Deferred Income Taxes

     Wisconsin Transco will file to establish depreciation rates for the transmission facilities in a filing under Section 205 of the Federal Power Act. Release of the transmission facilities from the respective first mortgage indentures of WPL will take place when the transmission facilities are transferred to Wisconsin Transco.

     F.   STANDARDS OF CONDUCT

     In Order No. 888, the Commission stated that "[f]unctional unbundling will work only if a strong code of conduct (including a requirement to separate employees involved in transmission functions from those involved in wholesale power merchant functions) is in place." 24/ WPL's proposed conveyance of the WPL Transmission System to Wisconsin Transco will further the Commission's objectives in developing the Standards of Conduct. Not only will Wisconsin Transco adopt the Standards of Conduct set forth in the Commissioner's regulations, 25/ but in accordance with Section 37.4(c), Alliant Energy and


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24/Order No. 888, FERC Stats. & Regs. at 31,655.

25/See 18 C.F.R. Part 37 and the Commission's February 15, 1999, order in Docket
   ---
Nos. OA98-12-001, OA97-421-002, OA97-318-002, OA97-415-002, finding Alliant
Energy's Standards of Conduct filings acceptable.


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Wisconsin Transco have also developed procedures for implementation of the
Standards of Conduct. These procedures, which are set forth in Wisconsin Transco Standards of Conduct include the following statement of policy:

     It is the policy of Wisconsin Transco to operate the Transmission System in a fair and nondiscriminatory manner and to implement such rules and regulations in the governance of the corporation as necessary to prevent control of the decision-making process by the merchant function of any affiliate or any User of the Transmission System. It is the policy of Wisconsin Transco to own, operate and plan the Transmission System without adverse distinction or preference to any affiliate or Users of the Transmission System, and that investments in new transmission facilities will be made by Wisconsin Transco without discrimination.

     Specifically, each employee directly responsible for either WPL's wholesale merchant operations or Wisconsin Transco's transmission operations will be required to sign a Standards of Conduct Acknowledgment and Compliance Statement, and abide by its terms. Managers of departments not directly responsible for these functions will be given a copy of the Standards of Conduct and will similarly be required to sign a Standards of Conduct Acknowledgment and Compliance Statement and abide by its terms. These managers will also be required to review the Standards of Conduct with all of their employees.

     Wisconsin Transco will develop procedures that will prevent access to the System Control Center by any affiliate employee responsible for wholesale merchant functions for the purpose of obtaining information on transmission capacity, price, curtailments, ancillary services, scheduled maintenance and line outages. Firewalls have been established within the Energy Management System ("EMS") to ensure that transmission information from the EMS cannot be accessed by wholesale merchant employees. Implementation of these measures is further evidence of Wisconsin Transco's commitment to further the Commission's objective to separate transmission from wholesale merchant functions in order to


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ensure non-discriminatory access to its transmission system. Approval of the
Wisconsin Transco Standards of Conduct will be sought in a Section 205 filing.

II.  THE PROPOSED TRANSACTION IS IN THE PUBLIC INTEREST

     Section 203(a) of the Federal Power Act, which establishes the Commission's jurisdiction over changes in control over facilities subject to FERC's jurisdiction, provides,

     No public utility shall sell, lease, or otherwise dispose ofBits facilities subject to the jurisdiction of the CommissionBor by any means whatsoever, directly or indirectly merge or consolidate such facilities or any part hereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing to do soBAfter notice and opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest it shall approve the same. 26/

     WPL will transfer to Wisconsin Transco ownership and control of the WPL Transmission Systems, which comprises FERC-jurisdictional transmission facilities of a value in excess of $50,000. In analyzing the effect on the public interest of the proposed transfer of FERC-jurisdictional facilities on the public interest, FERC will assess three distinct effects: (1) the effect on competition; (2) the effect on rates; and (3) the effect on regulation. If the proposed transaction is determined not to present market power concerns, to adequately protect ratepayers, and not to impair federal and state regulation, the transaction will be deemed to be consistent with the public interest. See,
                                                                          ---


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26/16 U.S.C.ss.825b(a).


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e.g., Duke Power Co., 79 FERC 61,236 (1997). WPL demonstrates below that its
----  --------------
proposed transfer of the WPL Transmission System to Wisconsin Transco is consistent with the public interest.

     A. TRANSFER OF ASSETS TO A SEPARATE COMPANY ADVANCES COMMISSION POLICIES REQUIRING THE SEPARATION OF GENERATION AND TRANSMISSION FUNCTIONS

     In Order No. 888, the Commission determined that functional unbundling of wholesale generation and transmission services is necessary to implement non-discriminatory open access transmission. In doing so, the Commission stopped short of requiring corporate unbundling, which could include the establishment of a separate corporate affiliate to manage a utility's transmission assets. The Commission concluded "Bthat functional unbundling of wholesale services is necessary to implement non-discriminatory open access transmission and that corporate unbundling should not now be required." Order No. 888 at 31,654.

     The Commission determined that three requirements are necessary to ensure that public utilities provided non-discriminatory service: (1) a public utility must take transmission services (including ancillary services) for all of its new wholesale sales and purchases of energy under the same tariff of general applicability as do others; (2) a public utility must state separate rates for wholesale generation, transmission, and ancillary services; and (3) a public utility must rely on the same electronic information network that its transmission customers rely on to obtain information about its transmission system when buying or selling power. Order No. 888 at 31,654.

     While recognizing that these requirements should give public utilities an incentive to file fair and efficient rates, terms, and conditions, since they will be subject to those same rates, terms, and conditions, the Commission further concluded that functional unbundling will work only if strong


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protections, including a requirement to separate employees involved in transmission functions from those involved in wholesale power merchant functions, are in place.

     With this objective in mind, the Commission encouraged utilities to explore whether corporate unbundling or other restructuring mechanisms may be appropriate in particular circumstances and indicated that it would "accommodate other mechanisms that public utilities may submit, including voluntary corporate restructuring (e.g., Bseparate corporate divisions, divestiture) to ensure that open access transmission service occurs on a non-discriminatory basis." Order No. 888 at 31,656. While the Commission did not affirmatively require actual corporate separation of generation from transmission, the practical effect of WPL's transfer of its transmission system to Wisconsin Transco will do exactly that, thereby achieving substantially more than that which is required by Order No. 888 and its progeny.

     Wisconsin Transco's acquisition and operation of the WPL Transmission System will exceed the functional unbundling requirements of Order No. 888 and bring with it greater corporate and organizational separation of transmission from generation. Wisconsin Transco will be responsible for providing all open access transmission and ancillary services under the Wisconsin Transco OATT, and existing open access service agreements under Alliant Energy's OATT for WPL customers will be assigned to Wisconsin Transco. WPL will remain responsible for obtaining transmission service associated with grandfathered transmission arrangements. After the transfer of assets, WPL will become a network transmission customer of Wisconsin Transco and will be required to secure transmission service from Wisconsin Transco in the same manner as unaffiliated network transmission customers.


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     The current organizational separation between the employees of WPL wholesale merchant function and transmission function will be significantly strengthened beyond the requirements of Order Nos. 888 and 889 because transmission personnel will become employees of a separate company, Wisconsin Transco. Wisconsin Transco will have its own board of directors. 27/

     Wisconsin Transco will not be engaged in the electric power generation business, and it will contract with Alliant Energy and others on the open market to provide ancillary services on a least-cost basis. Wisconsin Transco will not own distribution facilities, and it will arrange for use of distribution only to the extent required to provide transmission services to wholesale customers served at voltages below 50 kV under the Wisconsin Transco Tariff. Wisconsin Transco will focus solely on efficiently and effectively operating and maintaining, and where necessary expanding, its transmission system, and will be well suited to respond quickly to customer needs.

     The restructuring of WPL's transmission system that is proposed here goes well beyond the Commission's requirements for comparability and functional unbundling. By transferring all of its transmission facilities to a separate corporation and by agreeing to take transmission and ancillary services under that corporation's open access tariff for the delivery of all power sold by the WPL to their wholesale and retail customers, WPL is going beyond what the Commission required of public utilities in Order No. 888.

     B. THE TRANSACTION MEETS THE REQUIREMENTS OF THE COMMISSION'S MERGER POLICY STATEMENT.


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27/Section 196.485(3m) of the Wisconsin Statutes.


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     The Commission Merger Policy Statement,28/ sets forth the revised criteria and considerations for evaluating applicants under Section 203. Specifically, the Commission examines three factors in analyzing whether a proposed transaction is consistent with the public interest: the effect on competition, the effects on rates, and the effect on regulation. Consideration of these factors, to the extent those factors guide the Commission's consideration of an intra-company divestiture proposal, further demonstrates that the transaction is consistent with the public interest.

     1.   THE TRANSACTION IS PRO COMPETITIVE. The proposed transaction will not
          ----------------------------------
have any adverse effects on competition in the market for generation or transmission services. The transaction does not involve any generating assets, so the transaction will have no impact on the generation market. The transaction does involve transmission facilities, but service over the WPL Transmission System facilities contributed to Wisconsin Transco will be provided under the Wisconsin OATT, under which all qualified transmission customers are entitled to take transmission service. As such, Wisconsin Transco will not have transmission market power.

     WPL has not submitted the competitive screen analysis described in Appendix A of the Merger Policy Statement because of the nature of WPL's proposed transaction. As proposed in this application, the WPL Transmission System now owned by WPL will be sold to Wisconsin Transco. Wisconsin Transco does not currently own any generation, distribution or transmission facilities, and it will not own or control any generation. This transmission-only transaction does not involve any concentration of utility or other generation capacity and will lead to even more substantial separation of transmission from generation assets.


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28/Inquiry Concerning the Commission's Merger Policy Under the Federal Power
   -------------------------------------------------------------------------
Act: Policy Statement, Order No. 592, 61 Fed. Reg. 68,595 (1996), FERC Stats. &
---------------------
Regs. P. 31,044 (1996), order on reconsideration, Order No. 592-A, 62 Fed. Reg.
                        ------------------------
33,441 (1997), 79 FERC P. 61,321 (1997) ("Merger Policy Statement").


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Upon completion of the proposed transfer, WPL will no longer own transmission facilities. As such, WPL and Wisconsin Transco will not both be providing open access transmission service in the same geographic market. While legal ownership will change, actual operation of the transmission system will not change in ways that could potentially increase market power.

     Wisconsin Transco cannot act in ways that confer greater market power than WPL currently possesses, and in no event will Wisconsin Transco own or control generation. WPL's market power can only remain as is or be diminished by the transfer.

     2.   THE TRANSACTION WILL HAVE EITHER MINIMAL OR NO DIRECT EFFECT ON
          ---------------------------------------------------------------
JURISDICTIONAL RATES. This transaction will not have an impact on the wholesale
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bundled electric rates charged by WPL. The four year rate freeze commitment as well as the other rate payer protection mechanisms offered by Alliant Energy in its merger approval process (and accepted by FERC), remains in effect. 29/ WPL recognizes that certain start-up costs associated with the Wisconsin Transco may be assessed to WPL's current jurisdictional transmission customers.

     Wisconsin law allows Wisconsin Transco to elect to be included in a single system zone subject to certain provisions. 30/ Specifically, that law provides that in the event the transmission rates of any transmission utility are 10% or


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29/IES Utilities, et al., 81 FERC P. 61,187, Opinion No. 419 (1997). Alliant
   ---------------------
Energy offered intervenors a number of ratepayer protection mechanisms including a four-year rate freeze for wholesale customers, an offer for wholesale customers to buy or lease WPL generation, and a hold harmless provision to ensure that merger-related costs are not imposed on existing customers in addition to their offer to reduce intervenors' contract terms or terminate the contracts in their entirety.

30/Section 196.485(3m) of the Wisconsin Statutes.


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


more below the average transmission rates in the transmission area, 31/ Wisconsin Transco shall prepare a phase-in plan for "a combined single zone rate for the purpose of pricing network use by users of the transmission system operated" by the MISO. 32/ The Wisconsin statute specifically requires Wisconsin Transco to file this plan with the Commission. 33/

     The rates charged for generation-based ancillary services by Alliant Energy will remain unchanged. Since Wisconsin Transco's rates for generation based ancillary services will simply be a pass-through on its purchased power costs, and since it will be free to purchase ancillary services from other suppliers where technically feasible and services are cheaper, rates for these ancillary services will remain the same or decline. Transmission customers will benefit from Wisconsin Transco's transmission-only business focus from both a tariff administration and system-planning standpoint.

     Many of WPL's transmission-dependent customers take service under grandfathered transmission agreements executed prior to issuance of Order No.
888. These customers will have the right to remain under their existing arrangements, or at their option, to contract with Wisconsin Transco for


------------------------
31/Wisconsin Statutes defines transmission area as that part of Wisconsin "that, on January 1, 1997, was served by the Mid-America Interconnected Network, Inc., reliability councilB" Section 196.485(1)(g).

32/Section 196.485(3m) of the Wisconsin Statutes.

33/Id.

unbundled transmission service under the Alliant Energy OATT. Customers who choose to obtain transmission services under their grandfathered transmission arrangements are free to do so, and will be included as part of the Network Load of WPL. These customers will continue to pay the same rates, and have the same rights and obligations as provided in their grandfathered transmission arrangements prior to approval of this application.

     The effect on rates to transmission-dependent customers who contract with the Wisconsin Transco for network service under the Wisconsin Transco OATT is almost entirely dependent on the individual circumstances of the customer. Because existing arrangements provide a variety of rates for service at voltages below 50 kV, and charges for transmission service over distribution facilities are typically averaged rather than directly assigned, the rate impact will vary from customer to customer. However, because the voltage differentiated feature of the network tariff and the direct assignment of distribution costs, rates under the Wisconsin Transco Tariff will more closely match the cost of providing service to particular customers.

     3.   THERE WILL BE NO ADVERSE EFFECT ON REGULATION. In the Merger Policy
          ---------------------------------------------
Statement the Commission addressed two aspects of a transaction's effect no on regulation. First, in situations involving the creation of registered public utility holding companies, the Commission required section 203 applicants to choose between two options: (1) commit to abide by the Commission's policies with respect to intra-system transactions within any newly-formed holding company structure, or (2) go to hearing on the issue of the effect of the proposed registered holding company structure on effective regulation by this the Commission. The Commission stated that, with respect to the effect of a merger on state regulatory authority, where a State has authority to act on a merger, the Commission ordinarily will not set this issue for a trial-type hearing. However, if the State lacked this authority and raised concerns about the effect on regulation the Commission may set the issue for hearing. In this case, WPL remains a part of a regulated holding company and Commission jurisdiction is unaffected. Alliant Energy agrees to abide by the Commission's policy on an intra-system transactions. Further, PSCW will have full authority to regulate WPL and to regulate markets and distribution facilities, after the transaction. This Commission will retain full authority to regulate transmission service provided by Wisconsin Transco.

     Applications for approval of this transaction will be submitted to the PSCW. Transmission service to retail customers will be unaffected by this application and retail rates will be unaffected. It is anticipated that Wisconsin Transco will plan, operate, and maintain the transmission system in accordance with NERC, industry, and applicable regulatory requirements in order to ensure that reliability of service is maintained. It is further anticipated that Wisconsin Transco will also grant access to its books and records to the PSCW as necessary to ensure regulatory compliance.

     Wisconsin Transco will become a public utility upon completion of the transaction, and its proposed rate schedules will be reviewed by the Commission under Section 205 of the Federal Power Act, and Wisconsin Transco will otherwise by subject to regulation by this the Commission under the Federal Power Act. Likewise, there will be no lapse in the Commission's jurisdictional reach over WPL's transactions and facilities. Further, due to its status as a public utility, any future merger, consolidation, or disposition of Wisconsin Transco transmission facilities will be subject to prior Commission authorization under
Section 203. This means that any future disposition of any jurisdictional assets or service by Wisconsin Transco and any sale of Wisconsin Transco will be subject in Commission jurisdiction.

III. REQUEST FOR WAIVERS

     WPL believes that the proposed transfer to Wisconsin Transco is comparable to the establishment of an ISO. The Commission has held that the establishment of an ISO is a disposition of control over jurisdictional facilities and therefore requires Commission approval under Section 203. See Atlantic City
                                                          --- -------------
Elec. Co., 76 FERC P. 61,306 (1996). Although the Commission has said that
---------
creation of an ISO requires approval under section 203, the Commission has not applied the Part 33 filing requirements, which are applicable to traditional mergers and consolidations, to the transfers of operational control of facilities to any of the ISOs that have been filed to date. This is not surprising. The Commission identified its eleven ISO principles in Order No. 888, and these are far more relevant to the approval of an ISO than the information described in Part 33. Moreover, the Commission's standard generally for compliance with Part 33 focuses on the practical question of whether the applicants have provided the Commission with sufficient information to evaluate the proposed disposition. Accordingly, to the extent deemed necessary, WPL requests waiver of the Part 33 filing requirements

     The January 15, 1998, filing under Section 203 of the Federal Power Act submitted by the Midwest ISO Public Utilities in Docket No. EC98-24-000 noted that the Commission generally has not applied the filing requirements set forth at 18 C.F.R. ss.ss. 33.2 and 33.3 to the transfers of facilities pursuant to the establishment of an independent system operator, and requested waiver of these regulations. The Commission granted that waiver, and the Commission should grant a similar waiver here. Good cause exists for granting such a waiver. These filing requirements are intended to ensure that section 203 applicants supply the Commission with sufficient information to determine whether the proposed transfer is consistent with the public interest. The information contained in this application provides the Commission with sufficient information to evaluate WPL's proposal to transfer the WPL Transmission System to Wisconsin Transco. Accordingly, the Commission has a sufficient record upon which it can conclude the proposed transfer is similarly consistent with the public interest.

IV.  ADDITIONAL INFORMATION REQUIRED UNDER PART 33 OF THE
     COMMISSION'S  REGULATIONS

     A.   NAMES AND ADDRESSES OF PRINCIPAL BUSINESS OFFICES

          The exact name and the address of the principal business offices of the companies involved are as follows:

          Wisconsin Power & Light Company         Wisconsin Transco
          -------------------------------         -----------------

          Wisconsin Power & Light Company         To be determined
          222 West Washington Avenue
          Madison, Wisconsin  53701

     B. NAMES AND ADDRESSES OF THE PERSONS AUTHORIZED TO RECEIVE NOTICES AND COMMUNICATIONS WITH RESPECT TO THE APPLICATION

          The names and addresses of the persons to whom all notices and communications with respect to this proceeding are to be sent are as follows:

          Kent M. Ragsdale                       Kenneth A. Goldsmith
          Managing Attorney                      Project Manager
          Alliant Energy Corporate               Alliant Energy Corporate
           Services, Inc.                         Services, Inc.
          200 First Street SE                    200 First Street SE
          P.O. Box 351                           P.O. Box 351
          Cedar Rapids, IA  52406-0351           Cedar Rapids, IA  52406-0351
          319.398.7765 + telephone               319.557.4167 + telephone
          319.398.4533 + fax                     319.398.4533 + fax
          kentragsdale@alliant-energy.com        kengoldsmith@alliant-energy.com

     C.   DESIGNATION OF TERRITORIES SERVED, BY COUNTIES AND STATES

          As explained in Section III, above, WPL requests waiver of this requirement.

     D.   DESCRIPTION OF JURISDICTIONAL FACILITIES

          See Schedule A.

     E.   DESCRIPTION OF TRANSACTION AND STATEMENT AS TO CONSIDERATION

          See Section I.E., above.

     F.   STATEMENT OF FACILITIES TO BE SOLD

          See Schedule A.

     G.   STATEMENT OF THE COST OF THE FACILITIES INVOLVED IN THE TRANSACTION

          See Section I.C., above.

     H. STATEMENT AS TO THE EFFECT OF THE TRANSACTION UPON ANY CONTRACT FOR THE PURCHASE, SALE OR INTERCHANGE OF ELECTRIC ENERGY

          The proposed transaction is expected to have no direct impact on any contract for the purchase, sale, or interchange of electric energy. As stated previously, transmission customers served under existing grandfathered transmission agreements will have the right to continue receiving transmission service under these arrangements from WPL, which will take network integration service from Wisconsin Transco under its proposed Tariff. Service agreements will be assigned to Wisconsin Transco.

     I.   STATEMENT AS TO THE OTHER REQUIRED REGULATORY APPROVALS

          In addition to the Federal Power Act ss. 203 authorization requested herein other regulatory approvals and notifications will be required before Wisconsin Transco can assume ownership and control of the Transmission Facilities, e.g., approvals from the PSCW and the SEC, and notification to the Nuclear Regulatory Commission. WPL has not yet made any such filings.

     J. FACTS SHOWING THAT THE PROPOSED TRANSACTION WILL BE CONSISTENT WITH THE PUBLIC INTEREST

          See Section II, above.

     K.   BRIEF STATEMENT OF FRANCHISES HELD

          As explained in Section III, above, WPL requests waiver of this requirement.

     L.   FORM OF NOTICE

          A form of notice is appended to this Application.


V.   LIST OF EXHIBITS REQUIRED BY PART 33 OF THE COMMISSION'S
     REGULATIONS, 18 C.F.R.SS.33.3

     EXHIBIT A.     COPIES OF ALL RESOLUTIONS OF DIRECTORS

                    As explained in Section III, above, WPL requests waiver of this requirement.

     EXHIBIT B.     STATEMENT OF INTERCORPORATE RELATIONSHIPS

                    As explained in Section III, above, WPL requests waiver of this requirement.

     EXHIBIT C.     STATEMENTS A AND B, FERC FORM NO. 1

                    As explained in Section III, above, WPL requests waiver of this requirement.

     EXHIBIT D.     STATEMENT OF ALL KNOWN CONTINGENT LIABILITIES

                    As explained in Section III, above, WPL requests waiver of this requirement.

     EXHIBIT E.     STATEMENT C, FERC FORM NO. 1

                    As explained in Section III, above, WPL requests waiver of this requirement.

     EXHIBIT F.     ANALYSIS OF RETAINED EARNINGS

                    As explained in Section III, above, WPL requests waiver of this requirement.

     EXHIBIT G.     COPIES OF ALL APPLICATIONS FILED WITH ANY OTHER
                    FEDERAL AND STATE REGULATORY BODY IN CONNECTION WITH THE
                    PROPOSED TRANSACTION AND CERTIFIED COPIES OF EACH ORDER
                    RELATING THERETO

                    As explained in Section III, above, WPL requests waiver of this requirement.

     EXHIBIT H.     COPIES OF ALL CONTRACTS WITH RESPECT TO THE TRANSACTION

                    As explained in Section III, above, WPL requests waiver of this requirement.

     EXHIBIT I. MAPS OF PROPERTY BEING CONVEYED, INTERCONNECTIONS, AND PRINCIPAL CITIES SERVED

                    A map of the WPL facilities being transferred to Wisconsin Transco is attached as Schedule B.

VI.  CONCLUSION.

     WPL respectfully requests that the Commission expeditiously authorize the transfer to Wisconsin Transco of the facilities proposed herein under the terms and conditions set forth in this application.

                                    Respectfully submitted,



                                    ---------------------------------------
                                    Kent M. Ragsdale
                                    Managing Attorney
                                    Alliant Energy
                                    200 First Street SE
                                    P.O. Box 351
                                    Cedar Rapids, IA  52406-0351
                                    (319) 398-7765 - telephone
                                    (319) 398-4533 - fax
                                    kentragsdale@alliant-energy.com - e-mail

                                    Attorney for Wisconsin Power & Light Company

Dated: December 8, 1999

                                                                      SCHEDULE A

                   LIST OF WPL TRANSMISSION SYSTEM FACILITIES
                     TO BE TRANSFERRED TO WISCONSIN TRANSCO

                                                                      SCHEDULE B

                                       MAP

                            UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION

                              )
WISCONSIN POWER & LIGHT       )         DOCKET NO. EC00-
    COMPANY                   )                         ----------------
                              )


                                NOTICE OF FILING
                               (August     , 1999)
                                       ----

     Take notice that on December 8, 1999, Wisconsin Power & Light Company filed an application under Section 203 of the Federal Power Act requesting authorization to transfer ownership and operational control of its jurisdictional transmission facilities to the Wisconsin Transco.

     Any person desiring to be heard or to protest said filing should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426, in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedures (18 C.F.R. ss. 385.211 and 18 C.F.R. ss. 385.214). All such motions or protests should be filed on or
before                        , 1999. Protests will be considered by the
       -----------------------
Commission in determining the appropriate action to be taken, but will not serve to make protestants parties to the proceedings. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection. This filing may also be viewed on the Internet at http://www.ferc.fed.us/online/rims.htm (call 202-208-2222 for assistance).

                                David P. Boergers
                                    Secretary